UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
September 30, 2026
Date of Report (Date of earliest event reported)

lululemon athletica inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33608	20-3842867
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1818 Cornwall Avenue
Vancouver, British Columbia
Canada, V6J 1C7
(Address of principal executive offices, including Zip Code)
Registrant's telephone number, including area code: (604) 732-6124

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.005 per share	LULU	Nasdaq Global Select Market
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Departures
On November 6, 2026, Nikki Neuburger, our Chief Brand and Product Activation Officer, and Ted Dagnese, our Chief Supply Chain Officer, will depart from lululemon. Each departure will be treated as a termination without cause for purposes of the departing officer’s employment agreement.
Appointments
On September 30, 2026, we entered into an employment agreement with Maggie Gauger appointing her as our President and Chief Product Officer, a newly created role, effective October 26, 2026. Ms. Gauger joins lululemon from Athleta.
Ms. Gauger brings more than 28 years of experience in athletic and performance apparel and footwear across product, merchandising, brand, and commercial leadership. She most recently served as President and CEO of Athleta, where she advanced its transformation strategy spanning product innovation, stores, inventory, talent, and brand expression. Prior to Athleta, Ms. Gauger spent more than two decades at Nike, Inc., including as Vice President and General Manager of its North America Women’s Business. Over her tenure, she also led Nike’s Global Direct Acceleration strategy and held leadership roles across women’s performance, including North America Running and Global Tennis. Ms. Gauger holds a Bachelor of Arts from Oregon State University.
Under her employment agreement, she will receive an annual base salary of $1,000,000, eligibility for an annual bonus with a target of 150% of base salary, a sign-on bonus of $1,900,000 (subject to pro-rata repayment if she voluntarily resigns or is terminated for cause within 24 months), a one-time RSU grant with a value of $2,800,000 vesting over two years, reimbursement of up to $500,000 for amounts required to be repaid to her former employer, participation in our benefit plans, and customary severance protections.
On September 30, 2026, we entered into an employment agreement with Joseph Godsey appointing him as our Chief Operating Officer, a newly created role, effective October 26, 2026. Mr. Godsey joins lululemon from Walmart Canada.
Mr. Godsey brings more than 20 years of enterprise leadership experience across global, product-led businesses, with an end-to-end perspective spanning commercial, technology, and operational capabilities across markets. He most recently served as Chief Growth Officer of Walmart Canada, where he led its multi-billion-dollar e-commerce business, as well as advertising, financial services, membership, analytics, data services, and product. Previously, Mr. Godsey served as Chief Supply Chain Officer of Sam’s Club, where he led the transformation of its end-to-end supply chain. Earlier, he spent 15 years at adidas in leadership roles across digital commerce, retail, technology, marketing, omnichannel, and supply chain, including leading its global digital business and later its North American supply chain. Mr. Godsey holds an MBA from the International Institute for Management Development (IMD) and Bachelor of Science degrees in Computer Engineering and Political Science from Clemson University.
Under his employment agreement, he will receive for an annual base salary of $700,000, eligibility for an annual bonus with a target of 100% of base salary, a sign-on bonus of $650,000 (subject to pro-rata repayment if he voluntarily resigns or is terminated for cause within 24 months), a one-time RSU grant with a value of $2,000,000 vesting over two years, participation in our benefit plans, and customary severance protections.
The foregoing descriptions of the employment agreements do not purport to be complete and are qualified in their entirety by reference to the employment agreements, copies of which will be filed with the SEC.

Item 7.01.	Regulation FD Disclosure.
In connection with the leadership changes described above, Meghan Frank will continue to serve as our Chief Financial Officer and will take on expanded responsibilities, including interim oversight of our global brand and global technology functions until a Chief Brand Officer and a new Chief Technology Officer are appointed. In connection with these expanded responsibilities, Ms. Frank will receive a retention equity award.
A copy of the press release issued in connection with these changes is attached as Exhibit 99.1 and is incorporated by reference in this report.

Item 9.01.	Financial Statements and Exhibits.
 (d) Exhibits.

Exhibit No.	Description

99.1	Press release dated October 7, 2026

104	Cover Page Interactive Data File (formatted in iXBRL)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

lululemon athletica inc.

Dated: October 7, 2026	/s/ MEGHAN FRANK
Meghan Frank
Chief Financial Officer